EXHIBIT 10.54

SUMMARY OF KEY TERMS OF COMPENSATION ARRANGEMENTS WITH MERIX

CORPORATION NON-EMPLOYEE DIRECTORS

In order to continue to attract and retain qualified directors, the Board of Directors of Merix Corporation believes it is important that compensation for directors be reasonably competitive with its peers. Compensation for non-employee directors of Merix was last adjusted for fiscal 2007 to consist of the grant of an option to purchase 20,000 shares of Merix Common Stock upon initial election to the Board, an annual grant of an option to purchase 5,000 shares; an annual retainer of $15,000, board and committee fees of $2,000 per meeting and an additional fee of $1,500 per Audit Committee meeting for each meeting attended by members of the Audit Committee and $1,000 for each meeting of the other committees attended by the members of the those committees, plus reimbursement of expenses attendant to board membership. Cash retainers are paid in quarterly installments. Starting in 2006, on a director’s initial election to the Board and on the anniversary of a director’s initial election to the board, each director received a grant of restricted stock with a grant date fair value of approximately $10,000. Effective January 2007, the Board increased the annual grant of restricted stock to a grant date fair value of approximately $20,000. Each director receives a restricted stock award on initial election as a director and on the anniversary of such election (each current director will receive his or her initial stock award on the next anniversary of commencement of service as a director). The number of shares granted will be determined by dividing $10,000, with respect to the initial stock award, or $20,000, with respect to the annual stock award, by the fair market value of a share of Merix’ common stock on the date of grant. The shares are fully vested at grant, but will be subject to an agreement between Merix and each recipient prohibiting the sale or the disposition of such shares so long as the recipient remains a Merix director. The agreement will also provide that any director who resigns from the Board without the consent of a majority of the Board of Directors then in office will forfeit all such stock awards. All options have a 10-year term, an exercise price equal to the fair market value of a share of Merix’ common stock on the date of grant and vest in four equal annual installments beginning on the first anniversary of the date of grant. Annual option grants are made on the anniversary of initial election to the Board.

Summary of Elements of Non-Employee Director Compensation

Option grant to each non-employee director upon initial election to the Board of Directors	20,000 shares
Annual option grant to each non-employee director	5,000 shares
Restricted stock award to each non-employee director upon initial election to the Board of Directors	$10,000
Annual restricted stock award to each non-employee director	$20,000
Annual retainer for each non-employee director	$15,000
Additional annual retainer for Lead Director	$10,000
Additional annual retainer for Audit Committee Chair	$5,000
Additional annual retainer for Audit Committee Financial Expert	$5,000
Additional annual retainer for other committee chairs	$3,000
Fee for Board of Directors meeting	$2,000	[1]
Fee for Audit Committee meeting	$1,500	[1]
Fee for other committee meetings	$1,000	[1]
Reimbursement of expenses attendant to board membership	Yes

[1]

This fee shall be paid for attendance at each meeting; provided that the Lead Director or relevant Committee Chair may, at her or his discretion, determine that a lesser fee shall be paid for attendance at any meeting.